Exhibit 99.1

VALENTIS ANNOUNCES INITIATION OF PHASE II CLINICAL TRIAL OF
DEL-1 PRODUCT IN PERIPHERAL ARTERIAL DISEASE

Burlingame, Calif., July 17, 2003- Valentis, Inc. (NASDAQ:VLTS) announced today the initiation of a Phase II clinical trial of its Del-1 angiogenesis gene.  The trial is randomized, double blind and placebo controlled.  One hundred patients with peripheral arterial disease, specifically intermittent claudication, will be randomized to receive either the Del-1 product or placebo.  The trial is being conducted in twelve centers in the United States.  Enrollment is expected to be completed in the first quarter of 2004 and data are expected in the third quarter of 2004.

“Our analysis of the results of the 27 patients in our Phase I clinical trial of the Del-1 product demonstrated an absence of drug-related severe adverse effects.  The data also showed improvements in efficacy endpoints that were affected by both the dose and the pattern of product administration.  The results of that trial allowed us to choose the dose and dosing pattern to be used in our Phase II trial,” stated Benjamin F. McGraw, III, CEO of Valentis.  “We are very pleased to continue to accomplish our milestones on time with the initiation of this Phase II trial.”

Patients interested in participating this trial should contact Linda Sobolak at 650-697-1900 ext.263, email: lsobolak@valentis.com or Marlena Erikson at 919-462-4372, email: Marlena.Erikson@rtp.ppdi.com.

About Valentis

Valentis is converting biologic discoveries into innovative products. The Company’s lead product in human testing is the Del-1 angiogenesis gene formulated with one of the Company’s proprietary polymer delivery systems. The Company is developing its other technologies, the GeneSwitch® and DNA vaccine delivery technologies, through partnerships with pharmaceutical and biotechnology companies. Additional information is available at http://www.valentis.com.

Statements in this press release that are not strictly historical are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Valentis’ actual results include the need for additional capital, the early stage of product development, uncertainties related to clinical trials, and uncertainties related to patent position. There can be no assurance that Valentis will be able to develop commercially viable gene-based therapeutics, that any of the Company’s programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environments. These are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2002 and Quarterly Report on Form 10-Q for the period ended March 31, 2003, each as filed with the Securities and Exchange Commission.

###